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                                                          Executed in 6 Parts
                                                          Counterpart No. (   )


                              NATIONAL EQUITY TRUST

                            UNIQUE OPPORTUNITIES TRUST

                            REFERENCE TRUST AGREEMENT


     This Reference  Trust Agreement  dated             , 2000 among  Prudential
Securities Incorporated, as Depositor and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "National Equity Trust, Trust Indenture and Agreement" (the "Basic Agreement") dated February 2, 2000. Such provisions as are set forth in full herein and such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                                WITNESSETH THAT:
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     In  consideration  of the  premises  and of the  mutual  agreements  herein contained, the Depositor and the Trustee agree as follows:

                                     Part I.
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                     STANDARD TERMS AND CONDITIONS OF TRUST


     Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

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                                     Part II.
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                      SPECIAL TERMS AND CONDITIONS OF TRUST


     The following special terms and conditions are hereby agreed to:

     A. The Trust is denominated National Equity Trust, Unique Opportunities Trust.

     B. The Units of the Trust shall be subject to a deferred sales charge.

     C. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in Trust under this Indenture as of the date hereof.

     D. The term "Depositor" shall mean Prudential Securities Incorporated.

     E. The aggregate number of Units referred to in Sections 2.03 and 9.01 of the Basic Agreement is as of the date hereof.

     F. A Unit of the Trust is hereby declared initially equal to 1/ th of the Trust.

     G. The term "First Settlement Date" shall mean        , 2000.

     H. The terms  "Computation Day" and "Record Date" shall be on the tenth day
of        2000,        2000,      2001 and          2001.

     I. The term "Distribution Date" shall be on the twenty-fifth day of
2000,          2000,         2001 and         2001.

     J. The term "Termination Date" shall mean          , 2001.

     K. The Trustee's Annual Fee shall be $ (per 1,000 Units) for 49,999,999 and below units outstanding $ (per 1,000 Units) on the next 50,000,000 Units, $ (per 1,000 Units) on the next 100,000,000 Units, and $ (per 1,000 Units) on Units in excess of 200,000,000 Units. In calculating the Trustee's annual fee, the fee applicable to the number of units outstanding shall apply to all units outstanding.

     L. The Depositor's Portfolio supervisory service fee shall be $ per 1,000 Units.


               [Signatures and acknowledgments on separate pages]